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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Shawmut National Corporation on Form S-3 (No. 33-56621) of our report dated January 21, 1994 (August 12, 1994 as to Note 26), relating to the consolidated financial statements of Northeast Federal Corp. and subsidiary as of December 31, 1993 and for the year then ended, which appears in the Current Report on Form 8-K of Shawmut National Corporation dated January 11, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


/s/ Deloitte & Touche LLP


Hartford, Connecticut
January 13, 1995